Exhibit 99.1
For further information:
Media Contact:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com
Investor Relations Contact:
Katie Manzel
Investor Relations Officer
312-564-6818
kmanzel@theprivatebank.com
For Immediate Release
PrivateBancorp Reports Third Quarter 2009 Results
Higher provision reflects increased weakness in commercial real estate portfolio
CHICAGO, October 26, 2009 — PrivateBancorp, Inc. (NASDAQ: PVTB) today reported a net loss of $31.2 million, or $0.68 per diluted share, for the third quarter ended September 30, 2009, compared with a net loss of $7.8 million, or $0.25 per diluted share, for the third quarter 2008. For the nine months ended September 30, 2009, the net loss was $23.9 million, or $0.62 per diluted share, compared to a net loss of $30.7 million, or $1.07 per diluted share, for the prior year period.
“Despite the earnings setback this quarter, we are meeting many of the goals of our Strategic Growth Plan and, most importantly, we remain well-positioned to seize market opportunities that drive long-term shareholder value,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “The ongoing weakness in the economy continues to impact our loan portfolio, and we are taking steps to address these credit quality issues. At the same time, we have not lost sight of our fundamental belief in serving our clients and our communities, and you can see evidence of those successes in our deposit and loan growth, which continue to drive our core performance.”
Notable items in the third quarter included:
•	Provision for loan losses was $90.0 million and net charge-offs were $37.3 million, resulting in an increased allowance for loan losses of $192.8 million or 2.14 percent of total loans.

•	Net revenue grew 6 percent over the second quarter to $101.2 million, including $11.5 million from the Founders Bank transaction, from $95.8 million and net interest margin grew 10 basis points to 3.09 percent.
•	Client deposits grew 21 percent from the second quarter, including $793.9 million from the Founders Bank transaction and $759.6 million of organic growth; while loans grew 3 percent, reflecting selectivity and market conditions.
•	Total risk-based capital ratio was 13.44 percent, Tier 1 capital ratio was 11.04 percent and tangible common equity ratio was 6.00 percent.
Credit Quality (Excluding Covered Assets)
During the quarter, credit quality continued the negative trend from prior periods reflecting the challenging economy. Defaulted loans increased, causing a significant rise in the Company’s non-performing loans. The Company had $396.6 million in total non-performing assets at September 30, 2009, compared to $106.5 million at September 30, 2008, and $212.8 million at June 30, 2009. The third quarter increase in non-performing assets included $37 million from Shared National Credits. Non-performing assets to total assets were 3.28 percent at September 30, 2009 (non-performing assets to total assets excluding covered assets were 3.43 percent), compared to 1.18 percent at September 30, 2008, and 1.94 percent at June 30, 2009.
As a result of the credit quality deterioration in the quarter, the Company took additional steps to review loan exposures in targeted areas of its credit portfolio, concentrating primarily on the commercial real estate sector and loans originated prior to November 2007. The targeted review of loans assessed loan performance, underlying project characteristics and the strength of sponsor support, and it provided the Company greater insight into existing and emerging credit issues to proactively mitigate credit risk in future quarters.
Based on the credit quality deterioration in the quarter and in light of the results of the credit portfolio review, the Company increased the allowance for loan losses. The third quarter 2009 provision for loan losses was $90.0 million, compared to $30.2 million in the third quarter 2008 and $21.5 million in the second quarter 2009. The allowance for loan losses as a percentage of total loans increased to 2.14 percent at September 30, 2009, compared with 1.37 percent at September 30, 2008, and 1.60 percent at June 30, 2009. Charge-offs were $40.1 million for the quarter ended September 30, 2009, offset by recoveries of $2.8 million, and $12.6 million for the quarter ended June 30, 2009, offset by recoveries of $4.1 million.
The increase in provision expense and elevated levels of non-performing loans reflects ongoing deterioration primarily in the Company’s commercial real estate portfolio but also across select industry sectors. The increased level of loan loss coverage reflects growth in non-performing assets and recognition of lower underlying collateral values. During the quarter, deterioration of the commercial real estate portfolio followed trends in the sector, including elevated commercial vacancy rates, sponsor bankruptcies and downward pressure on real estate values. The weak state of the economy continues to put pressure on other business sectors represented in our portfolio, but not to the degree seen in commercial real estate.

The Company expects increasing levels of non-performing assets for the next several quarters. The trends in the credit portfolio will remain weak due to the under-performing commercial real estate sector and the generally soft economic environment. Specifically, fourth quarter growth in non-performing assets is expected to be meaningful, though at a rate less than the increase between the end of the second and third quarters.
“Covered assets” refers to certain assets acquired as a result of the Founders Bank transaction.
Update on Founders Bank Transaction
On July 2, 2009, the Company, through its subsidiary, The PrivateBank and Trust Company, acquired all non-brokered deposits and certain assets of the former Founders Bank, which are reflected in the Company’s consolidated financial statements as of September 30, 2009. The transaction is contributing to the overall execution of the Strategic Growth Plan according to management’s expectations. The client retention has been strong since the transaction, with total deposits growing 3 percent to $793.9 million as of September 30, 2009. In conjunction with the FDIC Loss Sharing Agreement on the Founders transaction, the acquired loans and foreclosed loan collateral, including the fair value of expected FDIC reimbursements, is presented in our Consolidated Statement of Condition as “Covered Assets.” In accordance with business combination accounting rules, these loans were recorded at fair value without a related allowance for loan losses.
Balance Sheet
Total assets increased to $12.1 billion at September 30, 2009, from $9.0 billion at September 30, 2008, and $11.0 billion at June 30, 2009. Assets attributable to Founders totaled $836.5 million at September 30, 2009. Total loans increased to $9.0 billion at September 30, 2009, from $7.4 billion at September 30, 2008, and $8.7 billion at June 30, 2009. The $300 million in loan growth during the quarter reflected the Company’s selective approach to credit generation and prevailing market conditions. Commercial loans were 51 percent of the Company’s total loans at the end of the third quarter 2009, compared with 46 percent of total loans at September 30, 2008, and 53 percent of total loans at June 30, 2009. Commercial real estate loans were 29 percent of total loans at the end of the third quarter 2009, compared to 33 percent of total loans at the end of the third quarter 2008 and up from 28 percent at the end of the second quarter 2009.
Total deposits were $9.6 billion at September 30, 2009, compared to $7.4 billion at September 30, 2008, and $8.3 billion at June 30, 2009. Deposits attributable to Founders totaled $793.9 million at September 30, 2009. Client deposits increased to $8.9 billion at September 30, 2009, from $5.0 billion at September 30, 2008, and $7.4 billion at June 30, 2009. Client deposits at September 30, 2009, include $981.7 million in client CDARS® deposits. Brokered deposits (excluding client CDARS) were 7 percent of total deposits in the third quarter 2009, a decrease from 33 percent of total deposits as of September 30, 2008, and down from 11 percent in the second quarter 2009. The significant decrease in brokered deposits year-over-year reflects success in executing an important element of the Strategic Growth Plan, namely relying on less-expensive client deposits to fund loan growth.

Funds borrowed, which include federal funds purchased, FHLB advances, trust preferred securities, borrowings under the Company’s credit facilities, and convertible senior notes, was $1.3 billion at September 30, 2009, up from $836.3 million at September 30, 2008, and down from $1.5 billion at June 30, 2009. Funds borrowed attributable to Founders was $25.4 million at September 30, 2009, and consisted of FHLB advances.
The Company’s investment securities portfolio was $1.7 billion at September 30, 2009, compared to $918.3 million at September 30, 2008 and $1.5 billion at June 30, 2009. The investment securities portfolio attributable to Founders was $150.5 million at September 30, 2009. Net unrealized gains were $61.5 million, compared to $2.8 million at the end of the third quarter 2008, and $38.7 million at the end of the second quarter 2009. The Company’s securities portfolio is primarily composed of U.S. government agency backed mortgage pools, agency collateralized mortgage obligations, and investment grade municipal bonds.
Net Revenue Growth
Net revenue grew to $101.2 million in the third quarter 2009, including $11.5 million attributable to Founders, from $65.2 million in the third quarter 2008, and $95.8 million in the second quarter 2009. Net interest income improved to $87.4 million, including $9.8 million attributable to Founders, in the third quarter 2009, up from $52.6 million for the third quarter 2008, and from $74.1 million in the second quarter 2009. Net interest margin (on a tax equivalent basis) was 3.09 percent for the third quarter 2009, compared to 2.70 percent for the third quarter 2008, and 2.99 percent in the second quarter 2009. Founders contributed 16 basis points to the improvement in net interest margin over the second quarter 2009. This helped offset the cost associated with carrying increased non-accruing loans, which diluted the net interest margin by 6 basis points.
Non-interest income was $12.9 million in the third quarter 2009, compared to $11.7 million in the third quarter 2008, and $20.7 million in the second quarter 2009. The decrease in non-interest income during the third quarter was primarily due to $7.1 million in net securities gains in the second quarter 2009 largely from the sale of treasury securities. Founders contributed $1.6 million to non-interest income in the third quarter 2009. Treasury management income was $3.1 million in the third quarter 2009, compared to $600,000 in the third quarter 2008, and $2.1 million in the second quarter 2009. Capital markets activities for the third quarter 2009 resulted in a negative revenue position of $322,000 compared to revenue of $3.9 million in the third quarter 2008, and $3.8 million in the second quarter 2009. Capital markets revenue was significantly impacted by a $2.4 million negative credit valuation adjustment, slow loan growth and client expectations that the interest rate environment will remain stable in the near-to-medium term.

Mortgage banking income was $1.8 million in the third quarter 2009, compared to $776,000 for the third quarter 2008, and $2.7 million in the second quarter 2009. Banking and other services income was $4.1 million in the third quarter 2009, compared to $1.7 million in the third quarter 2008, and $2.1 million in the second quarter 2009, primarily due to the addition of Founders service charges as well as increased loan and letter of credit fees.
The PrivateWealth Group’s fee revenue was $4.1 million in the third quarter 2009, flat to the third quarter 2008, and up from $3.5 million in the second quarter 2009. The PrivateWealth Group’s assets under management at September 30, 2009 increased to $4.0 billion, of which $455.6 million was attributable to Founders, compared with $3.4 billion at September 30, 2008, and $3.2 billion at June 30, 2009.
Expenses
Non-interest expense was $56.8 million in the third quarter, of which $8.7 million relates to ongoing and defined transaction integration costs from Founders. This compares to $47.1 million in the third quarter 2008 and $64.0 million in the second quarter 2009. Expenses decreased by $7.2 million from the second quarter 2009 primarily due to the reduction in salaries and benefits as a result of the $9.8 million reversal of incentive compensation accruals, reduction in incentive compensation expenses in the third quarter, and the absence of the FDIC special assessment. Offsetting these decreases was the increase in foreclosed property expense related to credit deterioration and an increase in salaries and benefits as well as professional fees related primarily to the Founders transaction.
The efficiency ratio was 56.2 percent in the third quarter 2009 compared to 72.2 percent in the third quarter 2008 and 66.8 percent in the second quarter 2009.
Capital
As of September 30, 2009, the Company had a total risk-based capital ratio at 13.44 percent and Tier 1 risk-based capital ratio at 11.04 percent, exceeding the well-capitalized thresholds of 10 percent and 6 percent, respectively.
The Company’s tangible common equity ratio at September 30, 2009, was 6.00 percent
Quarterly Conference Call and Webcast Presentation
Interested parties are invited to listen to our quarterly conference call on Monday, October, 26, 2009, at 7 a.m. CDT. The call may be accessed by telephone at (888) 782-9127 (U.S. and Canada) or (706) 634-5643 (International). A live webcast of the call can be accessed on our website at www.theprivatebank.com by visiting the Investor Relations tab under the About Us section. A rebroadcast of the call will be available beginning approximately two hours after the call until midnight on November 2, 2009, by calling (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and entering passcode #32241557.

About PrivateBancorp, Inc.
PrivateBancorp, Inc. is a growing diversified financial services company with 34 offices in 10 states and $12.1 billion in assets as of September 30, 2009. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities we serve. Our website is www.theprivatebank.com.
Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, unforeseen difficulties and higher than expected costs associated with the continued implementation of our Strategic Growth Plan and our recent growth; any need to continue to increase our allowance for loan losses; unforeseen difficulties in integrating new hires; inability to retain top management personnel; insufficient liquidity or funding sources or the inability to obtain on terms acceptable to the Company the funding necessary to fund its loan growth; the failure to obtain on terms acceptable to us, or at all, the capital necessary to maintain our regulatory capital ratios above the “well-capitalized” threshold; slower than anticipated growth of the Company’s business or unanticipated business declines, including as a result of continuing negative economic conditions; fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas; the effect of margin pressure on the Company’s earnings; legislative or regulatory changes, particularly changes in the regulation of financial services companies and/or the products and services offered by financial services companies and regulation of banks participating in the TARP Capital Purchase Program; the regulatory examination environment and trends in regulatory enforcement actions; unforeseen difficulties relating to the mergers and integrations of subsidiary banks; unforeseen difficulties relating to the acquisition and integration of businesses acquired in purchase and assumption transactions; further deterioration in asset quality; any additional charges related to asset impairments including deferred tax asset valuation allowances; adverse developments in the Company’s loan or investment portfolios; failure to improve operating efficiencies through expense controls; competition; and the possible dilutive effect of potential acquisitions, expansion or future capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.
Editor’s Note: Financial highlights attached.

PrivateBancorp, Inc.
Consolidated Income Statements
(Amounts in thousands except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Interest Income
Loans, including fees	$107,749	$99,408	$296,690	$259,734
Federal funds sold and other short-term investments	323	217	772	657
Securities:
Taxable	14,799	8,161	42,991	17,903
Exempt from Federal income taxes	1,797	2,027	5,435	6,452

Total interest income	124,668	109,813	345,888	284,746

Interest Expense
Interest-bearing deposits	932	383	1,798	1,230
Savings deposits and money market accounts	8,013	12,785	20,613	37,301
Brokered and other time deposits	18,170	33,598	65,376	89,911
Short-term borrowings	1,649	3,511	6,481	9,371
Long-term debt	8,469	6,957	26,198	15,685

Total interest expense	37,233	57,234	120,466	153,498

Net interest income	87,435	52,579	225,422	131,248
Provision for loan losses	90,016	30,173	129,342	70,329

Net Interest (Expense) Income after provision for loan losses	(2,581)	22,406	96,080	60,919

Non-interest Income
The PrivateWealth Group	4,084	4,059	11,378	12,828
Mortgage banking	1,826	776	6,687	3,536
Capital markets products	(322)	3,932	14,741	6,282
Treasury management	3,067	600	6,782	1,283
Bank owned life insurance	444	439	1,286	1,308
Banking and other services	4,093	1,728	9,741	3,156
Net securities (losses) gains	(309)	180	7,530	1,280
Early extinguishment of debt	—	—	(985)	—

Total non-interest income	12,883	11,714	57,160	29,673

Non-interest Expense
Salaries and employee benefits	23,212	28,895	92,633	88,459
Net occupancy expense	7,004	4,364	19,131	12,555
Technology and related costs	2,565	1,791	7,096	4,291
Marketing	2,500	2,095	6,275	7,644
Professional fees	5,759	2,802	10,765	9,240
Investment manager expenses	581	829	1,746	2,609
Net foreclosed property expenses	2,454	458	3,865	1,612
Supplies and printing	295	352	1,029	1,166
Postage, telephone, and delivery	803	575	2,205	1,663
Insurance	4,603	2,460	17,592	5,067
Amortization of intangibles	547	241	1,201	897
Other expenses	6,512	2,223	15,349	6,019

Total non-interest expense	56,835	47,085	178,887	141,222

Loss before income taxes	(46,533)	(12,965)	(25,647)	(50,630)
Income tax benefit	(18,789)	(5,430)	(11,008)	(20,574)

Net loss	(27,744)	(7,535)	(14,639)	(30,056)
Net income attributable to noncontrolling interests	66	86	183	256

Net loss attributable to controlling interests	(27,810)	(7,621)	(14,822)	(30,312)
Preferred stock dividends and discount accretion	3,385	146	9,054	400

Net loss available to common stockholders	($31,195)	($7,767)	($23,876)	($30,712)

Net Earnings per Common Share Data
Basic	$(0.68)	$(0.25)	$(0.62)	$(1.07)
Diluted	$(0.68)	$(0.25)	$(0.62)	$(1.07)
Dividends	$0.010	$0.075	$0.030	$0.225
Weighted Average Common Shares Outstanding	46,047	31,634	38,756	28,822
Diluted Average Common Shares Outstanding	46,047	31,634	38,756	28,822
Note 1: Certain reclassifications have been made to prior period financial statements to place them on a basis comparable with the current period financial statements.
Note 2: For the three and nine months ended September 30, 2008 and 2009 diluted shares are equal to basic shares due to the net loss. The calculation of diluted earnings per share results in anti-dilution.

PrivateBancorp, Inc.
Quarterly Consolidated Income Statements
(Amounts in thousands except per share data)
(Unaudited)

	3Q09	2Q09	1Q09	4Q08	3Q08
Interest Income
Loans, including fees	$107,749	$95,997	$92,944	$107,370	$99,408
Federal funds sold and other short-term investments	323	161	288	488	217
Securities:
Taxable	14,799	13,646	14,546	10,754	8,161
Exempt from Federal income taxes	1,797	1,786	1,852	2,025	2,027

Total interest income	124,668	111,590	109,630	120,637	109,813

Interest Expense
Interest-bearing deposits	932	467	399	285	383
Savings deposits and money market accounts	8,013	6,036	6,564	11,579	12,785
Brokered and other time deposits	18,170	20,322	26,884	36,405	33,598
Short-term borrowings	1,649	1,844	2,988	3,416	3,511
Long-term debt	8,469	8,814	8,915	9,805	6,957

Total interest expense	37,233	37,483	45,750	61,490	57,234

Net interest income	87,435	74,107	63,880	59,147	52,579
Provision for loan losses	90,016	21,521	17,805	119,250	30,173

Net Interest (Expense) Income after provision for loan losses	(2,581)	52,586	46,075	(60,103)	22,406

Non-interest Income
The PrivateWealth Group	4,084	3,500	3,794	4,140	4,059
Mortgage banking	1,826	2,686	2,175	622	776
Capital markets products	(322)	3,830	11,233	4,767	3,932
Treasury management	3,067	2,110	1,605	1,086	600
Bank owned life insurance	444	453	389	501	439
Banking and other services	4,093	2,054	3,594	1,297	1,728
Net securities (losses) gains	(309)	7,067	772	(770)	180
Early extinguishment of debt	—	(985)	—	—	—

Total non-interest income	12,883	20,715	23,562	11,643	11,714

Non-interest Expense
Salaries and employee benefits	23,212	34,300	35,121	28,219	28,895
Net occupancy expense	7,004	6,067	6,060	4,543	4,364
Technology and related costs	2,565	1,967	2,564	2,019	1,791
Marketing	2,500	1,933	1,842	2,781	2,095
Professional fees	5,759	2,492	2,514	4,714	2,802
Investment manager expenses	581	556	609	690	829
Net foreclosed property expenses	2,454	967	444	4,605	458
Supplies and printing	295	392	342	461	352
Postage, telephone, and delivery	803	821	581	563	575
Insurance	4,603	9,157	3,832	2,341	2,460
Amortization of intangibles	547	325	329	267	241
Other expenses	6,512	5,018	3,819	3,700	2,223

Total non-interest expense	56,835	63,995	58,057	54,903	47,085

(Loss) income before income taxes	(46,533)	9,306	11,580	(103,363)	(12,965)
Income tax (benefit) provision	(18,789)	3,372	4,409	(40,783)	(5,430)

Net (loss) income	(27,744)	5,934	7,171	(62,580)	(7,535)
Net income attributable to noncontrolling interests	66	57	60	53	86

Net (loss) income attributable to controlling interests	(27,810)	5,877	7,111	(62,633)	(7,621)
Preferred stock dividends and discount accretion	3,385	3,399	2,270	146	146

Net (loss) income available to common stockholders	($31,195)	$2,478	$4,841	($62,779)	($7,767)

Net Earnings per Common Share Data
Basic	$(0.68)	$0.06	$0.15	$(1.98)	$(0.25)
Diluted	$(0.68)	$0.06	$0.14	$(1.98)	$(0.25)
Dividends	$0.01	$0.01	$0.01	$0.075	$0.075
Weighted Average Common Shares Outstanding	46,047	38,015	32,030	31,733	31,634
Diluted Average Common Shares Outstanding	46,047	39,795	34,304	31,733	31,634
Note 1: Certain reclassifications have been made to prior period financial statements to place them on a basis comparable with the current period financial statements.
Note 2: For the third and fourth quarter 2008 and the third quarter 2009 diluted shares are equal to basic shares due to the net loss. The calculation of diluted earnings per share during those periods results in anti-dilution.

PrivateBancorp, Inc.
Consolidated Balance Sheets
(dollars in thousands)

	09/30/09	06/30/09	03/31/09	12/31/08	09/30/08
	unaudited	unaudited	unaudited	unaudited	unaudited
Assets
Cash and due from banks	$199,703	$99,088	$96,712	$131,848	$76,314
Fed funds sold and other short-term investments	332,188	393,953	83,626	98,387	363,991
Loans held for sale	19,000	23,825	11,298	17,082	6,736
Securities available-for-sale, at fair value	1,648,313	1,443,648	1,385,244	1,425,564	899,301
Non-marketable equity investments	30,681	28,586	28,035	27,213	18,958
Loans, net of unearned fees	9,028,456	8,728,926	8,483,641	8,036,807	7,441,137
Allowance for loan losses	(192,791)	(140,088)	(127,011)	(112,672)	(102,223)

Loans, net of allowance for loan losses and unearned fees	8,835,665	8,588,838	8,356,630	7,924,135	7,338,914

Covered assets	530,059	—	—	—	—
Other real estate owned	36,705	29,236	28,703	23,823	18,465
Premises, furniture, and equipment, net	32,870	33,162	33,179	34,201	29,650
Accrued interest receivable	35,862	30,867	30,627	34,282	32,466
Investment in bank owned life insurance	47,225	46,780	46,327	45,938	45,438
Goodwill	94,683	95,045	95,045	95,045	95,045
Derivative assets	83,784	64,111	91,785	74,570	10,976
Other assets	155,846	112,211	88,503	108,449	74,988

Total assets	$12,082,584	$10,989,350	$10,375,714	$10,040,537	$9,011,242

Liabilities
Demand deposits:
Non-interest bearing	$1,565,492	$1,243,453	$954,311	$711,693	$601,653
Interest bearing	589,298	535,374	428,529	232,099	164,318
Savings deposits and money market accounts	4,057,382	3,129,384	3,021,268	2,798,882	2,407,641
Brokered deposits (1)	1,606,823	1,943,065	1,740,960	2,654,768	2,749,735
Other time deposits	1,741,783	1,426,874	1,671,520	1,599,014	1,526,601

Total deposits	9,560,778	8,278,150	7,816,588	7,996,456	7,449,948
Short-term borrowings	690,352	892,706	834,466	654,765	312,490
Long-term debt	618,173	606,793	710,793	618,793	523,792
Accrued interest payable	12,051	18,809	23,775	37,623	32,121
Derivative liabilities	85,097	63,034	89,482	76,068	11,788
Other liabilities	47,614	50,480	34,382	51,266	40,372

Total liabilities	11,014,065	9,909,972	9,509,486	9,434,971	8,370,511

Stockholders’ Equity
Preferred stock	237,145	236,808	294,546	58,070	58,070
Common stock	46,593	46,548	32,543	32,468	32,147
Treasury stock	(18,427)	(18,223)	(17,338)	(17,285)	(15,626)
Additional paid-in-capital	767,579	761,068	495,811	482,347	476,172
Retained earnings	(2,748)	28,896	26,875	22,365	87,753
Accumulated other comprehensive income, net	38,161	24,131	33,698	27,568	1,927

Controlling interest stockholders’ equity	1,068,303	1,079,228	866,135	605,533	640,443

Noncontrolling interests	216	150	93	33	288

Total stockholders’ equity	1,068,519	1,079,378	866,228	605,566	640,731

Total liabilities and stockholders’ equity	$12,082,584	$10,989,350	$10,375,714	$10,040,537	$9,011,242

(1)	Computed as the sum of traditional brokered deposits, client CDARs and non-client CDARs. Client CDARs for the third quarter 2008 through the third quarter 2009 were $306.2 million, $679.0 million, $865.7 million, $1.0 billion, and $981.7 million and are included in client deposits.

PrivateBancorp, Inc.
Selected Financial Data
Unaudited
(amounts in thousands except per share data)

3Q09	2Q09	1Q09	4Q08	3Q08
Selected Statement of Income Data:
Net interest income	$87,435	$74,107	$63,880	$59,147	$52,579
Net revenue (1)	$101,155	$95,821	$88,288	$71,707	$65,211
(Loss) income before taxes	($46,533)	$9,306	$11,580	($103,363)	($12,965)
Net (loss) income available to common stockholders	($31,195)	$2,478	$4,841	($62,779)	($7,767)

Per Common Share Data:
Basic earnings per share	($0.68)	$0.06	$0.15	($1.98)	($0.25)
Diluted earnings per share (2)	($0.68)	$0.06	$0.14	($1.98)	($0.25)
Dividends	$0.01	$0.01	$0.01	$0.075	$0.075
Book value (period end) (3)	$17.48	$17.74	$16.96	$16.31	$17.34
Tangible book value (period end) (4)	$15.09	$15.62	$13.96	$13.28	$14.33
Market value (close)	$24.46	$22.24	$14.46	$32.46	$41.66
Book value multiple	1.40	x	1.25	x	0.85	x	1.99	x	2.40	x

Share Data:
Weighted Average Common Shares Outstanding	46,047	38,015	32,030	31,733	31,634
Diluted Average Common Shares Outstanding (2)	46,047	39,795	34,304	31,733	31,634
Common shares issued (at period end)	48,104	48,015	34,180	34,043	34,028
Common shares outstanding (at period end)	47,574	47,493	33,702	33,568	33,604

Performance Ratios:
Return on average assets	-0.94%	0.23%	0.29%	-2.63%	-0.37%
Return on average common equity	-14.51%	1.45%	3.48%	-45.11%	-5.40%
Fee revenue as a percent of total revenue (5)	13.11%	16.49%	26.29%	17.35%	17.99%
Non-interest income to average assets	0.43%	0.80%	0.95%	0.49%	0.57%
Non-interest expense to average assets	1.91%	2.47%	2.34%	2.31%	2.28%
Net overhead ratio (6)	1.48%	1.67%	1.39%	1.82%	1.71%
Efficiency ratio (7)	56.19%	66.79%	65.76%	76.57%	72.20%

Selected Financial Condition Data:
The Private Wealth Group assets under management	$4,008,268	$3,171,697	$3,164,158	$3,261,061	$3,354,212

Balance Sheet Ratios:
Loans to Deposits (period end)	94.43%	105.45%	108.53%	100.50%	99.88%
Average interest-earning assets to average interest-bearing liabilities	122.93%	120.58%	115.10%	112.30%	113.29%

Capital Ratios (period end):
Total equity to total assets	8.84%	9.82%	8.35%	6.03%	7.11%
Total risk-based	13.44%	14.40%	12.63%	10.32%	12.08%
Tier-1 risk-based	11.04%	11.95%	10.13%	7.24%	9.21%
Leverage	9.94%	11.67%	9.79%	7.17%	9.29%
Tangible common equity to tangible assets (8)	6.00%	6.81%	4.58%	4.49%	5.40%

(1)	Computed as the sum of net interest income on a tax equivalent basis and non-interest income. The quarterly tax equivalent adjustments for the third quarter 2008 through the third quarter 2009 were $918,000, $917,000, $846,000, $999,000, and $837,000, respectively.

(2)	For all the 2008 periods presented and the third quarter 2009, diluted shares are equal to basic shares due to the net loss. The calculation of diluted earnings per share results in anti-dilution for all quarters in 2008 and the third quarter 2009.

(3)	Computed as total common equity divided by outstanding shares at end of period.

(4)	Computed as total common equity less goodwill and other intangibles divided by outstanding shares at end of period. This is a non-GAAP financial measure.

(5)	Computed as non-interest income less acquisition related gains, securities gains (losses), net and early extinguishment of debt divided by the sum of net interest income and non-interest income less acquisition related gains, securities gains (losses), net and early extinguishment of debt.

(6)	Computed as non-interest expense less non-interest income divided by average total assets.

(7)	Computed as non-interest expense divided by the sum of net interest income on a tax equivalent basis and non-interest income. The quarterly tax equivalent adjustments for the third quarter 2008 through the third quarter 2009 were $918,000, $917,000, $846,000 $999,000, and $837,000, respectively.

(8)	Computed as tangible common equity divided by tangible assets, where tangible common equity equals total equity less preferred stock, goodwill and other intangible assets and tangible assets equals total assets less goodwill and other intangible assets. This is a non-GAAP financial measure.

PrivateBancorp, Inc.
Asset Quality (excluding covered assets(1))
Unaudited
(dollars in thousands)

	3Q09	2Q09	1Q09	4Q08	3Q08
Credit Quality Key Ratios:
Net charge-offs to average loans	1.67%	0.39%	0.17%	5.49%	0.40%
Total non-performing loans to total loans	3.99%	2.10%	1.92%	1.64%	1.18%
Total non-performing assets to total assets	3.28%	1.94%	1.85%	1.55%	1.18%
Nonaccrual loans to:
total loans	3.99%	2.10%	1.92%	1.64%	1.18%
total assets	2.98%	1.67%	1.57%	1.31%	0.98%
Allowance for loan losses to:
total loans	2.14%	1.60%	1.50%	1.40%	1.37%
non-performing loans	54%	76%	78%	85%	116%
nonaccrual loans	54%	76%	78%	85%	116%

Non-performing assets:
Loans past due 90 days and accruing	$0	$0	$0	$0	$0
Nonaccrual loans	359,918	183,526	162,896	131,919	88,057
OREO	36,705	29,236	28,703	23,823	18,465

Total non-performing assets	$396,623	$212,762	$191,599	$155,742	$106,522

Allowance for Loan Losses Summary
Balance at beginning of period	$140,088	$127,011	$112,672	$102,223	$79,021
Provision	90,016	21,521	17,805	119,250	30,173
Loans charged off	(40,142)	(12,580)	(7,037)	(109,459)	(7,017)
Recoveries	2,829	4,136	3,571	658	46

Balance at end of period	$192,791	$140,088	$127,011	$112,672	$102,223

Net loan charge-offs (recoveries):
Commercial	$12,005	$891	$4,187	$11,010	$1,469
Commercial Real Estate	13,096	(34)	(250)	45,237	2,349
Construction	5,902	(443)	(1,242)	47,081	2,507
Residential Real Estate	475	(88)	(2)	2,385	46
Home Equity	99	251	9	1,781	50
Personal	5,736	7,867	764	1,307	550

Total net loan charge-offs	$37,313	$8,444	$3,466	$108,801	$6,971

Loans past due 30-89 days and still accruing by type:
Commercial	$6,012	$4,250	$23,953	$12,060	$5,867
Commercial Real Estate	41,250	35,541	55,881	9,113	18,473
Construction	13,503	11,012	7,196	9,166	19,113
Residential Real Estate	1,431	2,888	5,606	3,485	3,104
Personal and Home Equity	6,964	5,705	7,804	1,580	3,400

Total	$69,160	$59,396	$100,440	$35,404	$49,957

Loans past due 30-89 days and still accruing as a percent of total loan type:
Commercial	0.13%	0.09%	0.54%	0.30%	0.17%
Commercial Real Estate	1.57%	1.45%	2.38%	0.38%	0.77%
Construction	1.54%	1.27%	0.86%	1.12%	2.69%
Residential Real Estate	0.45%	0.90%	1.68%	1.06%	0.83%
Personal and Home Equity	1.27%	1.11%	1.39%	0.30%	0.69%

Total	0.77%	0.68%	1.18%	0.44%	0.67%

(1)	Covered assets represent assets acquired from the FDIC subject to a loss sharing agreement and are presented separately on the Consolidated Balance Sheets. Covered assets are included as a component of total assets in calculations above.

PrivateBancorp, Inc.
Loan Mix (excluding covered assets(1))
Unaudited
(dollars in thousands)

	09/30/09	06/30/09	03/31/09	12/31/08	09/30/08
Commercial and Industrial	$3,888,744	$3,682,155	$3,531,439	$3,437,130	$2,957,507
Owner-Occupied CRE	765,489	899,315	872,656	538,688	499,964

Total Commercial Loans	4,654,233	4,581,470	4,404,095	3,975,818	3,457,471

Commercial Real Estate	2,169,209	1,954,692	1,825,805	1,980,271	2,049,047
Multi-family CRE	466,098	492,896	520,455	403,690	353,879

Total CRE Loans	2,635,307	2,447,588	2,346,260	2,383,961	2,402,926

Construction	874,970	867,660	837,952	815,150	711,606
Residential Real Estate	316,795	319,762	332,736	328,138	374,488
Home Equity	214,630	215,087	205,872	191,934	176,094
Personal (2)	332,521	297,359	356,726	341,806	318,552

Total Loans	$9,028,456	$8,728,926	$8,483,641	$8,036,807	$7,441,137

(1)	Covered assets represent assets acquired from the FDIC subject to a loss sharing agreement and are presented separately on the Consolidated Balance Sheets.

(2)	The personal loan category includes overdrafts.

PrivateBancorp, Inc.
Deposits
Unaudited
(dollars in thousands)

	09/30/09	06/30/09	03/31/09	12/31/08	09/30/08
Non-interest bearing deposits	$1,565,492	$1,243,453	$954,311	$711,693	$601,653
Interest-bearing deposits	589,298	535,374	428,529	232,099	164,318
Savings deposits	135,937	19,852	16,745	15,644	17,709
Money market accounts	3,921,445	3,109,532	3,004,523	2,783,238	2,389,932
Brokered deposits:
Traditional brokered deposits	453,759	708,802	768,488	1,481,762	1,901,620
Client CDARS	981,677	1,047,082	865,656	678,958	306,185
Non-client CDARS	171,387	187,181	106,816	494,048	541,930

Total brokered deposits	1,606,823	1,943,065	1,740,960	2,654,768	2,749,735
Other time deposits	1,741,783	1,426,874	1,671,520	1,599,014	1,526,601

Total deposits	$9,560,778	$8,278,150	$7,816,588	$7,996,456	$7,449,948

Client deposits (1)	$8,935,632	$7,382,167	$6,941,284	$6,020,646	$5,006,398

(1)	Client deposits are equal to total deposits less brokered deposits plus client CDARSTM.

n/m	Not meaningful

PrivateBancorp, Inc.
Net Interest Margin
Unaudited
(dollars in thousands)

	Three Months Ended September 30,
	2009			2008 (1)
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Fed funds sold and other short-term investments	$309,741	$323	0.41%	$37,962	$217	2.29%
Securities:
Taxable	1,404,566	14,799	4.21%	683,998	8,161	4.77%
Tax exempt	166,501	2,634	6.33%	179,105	2,950	6.58%

Total securities	1,571,067	17,433	4.44%	863,103	11,111	5.14%

Loans:
Commercial, Construction & CRE	8,020,351	86,768	4.27%	6,092,638	88,273	5.72%
Residential	339,351	4,284	5.05%	373,665	4,972	5.32%
Private Client	520,330	5,128	3.91%	474,478	6,163	5.15%

Total loans (2)	8,880,032	96,180	4.28%	6,940,781	99,408	5.66%

Covered assets	537,262	11,569	8.45%	—	—	—

Total earning assets	$11,298,102	$125,505	4.39%	$7,841,846	$110,736	5.58%

Cash and due from banks	158,098			101,023
Allowance for loan losses	(144,587)			(84,808)
Other assets	484,703			324,960

Total assets	$11,796,316			$8,183,021

Liabilities and Stockholders’ Equity:
Interest-bearing demand deposits	$583,332	$932	0.63%	$154,022	$383	0.99%
Savings deposits	134,930	259	0.76%	18,006	80	1.76%
Money market accounts	3,597,643	7,754	0.86%	2,282,822	12,705	2.21%
Time deposits	1,740,276	8,622	1.97%	1,537,431	13,243	3.42%
Brokered deposits	1,826,121	9,548	2.07%	2,092,609	20,355	3.86%

Total interest-bearing deposits	7,882,302	27,115	1.36%	6,084,890	46,766	3.05%
Short term borrowings	678,840	1,649	0.95%	387,680	3,511	3.54%
Long term debt	629,866	8,469	5.33%	449,284	6,957	6.06%

Total interest-bearing liabilities	9,191,008	37,233	1.61%	6,921,854	57,234	3.27%

Non-interest bearing demand deposits	1,363,615			547,304
Other liabilities	151,755			84,633
Stockholders’ equity	1,089,938			629,230

Total liabilities and stockholders’ equity	$11,796,316			$8,183,021

Net interest spread (4)			2.79%			2.31%
Effect of non interest-bearing funds			0.30%			0.39%

Net interest income/margin (3) (5)		$88,272	3.09%		$53,502	2.70%

(1)	Prior period net interest margin computations were modified to conform with the current period presentation.

(2)	Non-accrual loans are included in the average balances and the average annualized interest foregone on these loans was approximately $12.7 million for the quarter ended September 30, 2009 compared to approximately $4.5 million in the prior year quarter.

(3)	Reconciliation of the effect after tax equivalent adjustment to reported net interest income:

	Three Months Ended September 30,
	2009	2008
Net interest income	$87,435	$52,579
Tax equivalent adjustment	837	923

Net interest income, tax equivalent basis	$88,272	$53,502

(4)	Yield on average interest-earning assets less rate on average interest-bearing liabilities.

(5)	Computed as net interest income, on a tax equivalent basis, divided by average interest-earning assets.